Exhibit 99.1

For more information, please contact: FNDS3000 CORP Raymond Goldsmith Chief Executive Officer rgoldsmith@fnds3000. com

REPORTING OBLIGATIONS OF FNDS3000 CORP SUSPENDED

Jacksonville, FL (PR NEWSWIRE) — September 1, 2011 — FNDS3000 Corp (OTCQB:FDTC), an international prepaid processing company currently introducing electronic payment solutions to the South African market, today announced that effective September 1, 2011, the reporting obligations of FNDS3000 Corp. (the “Company”) to the Securities and Exchange Commission (the “SEC”) have been suspended. Accordingly, the Company will no longer be filing any reports with the SEC that it is not obligated to file. The board of directors of the Company considers these actions and the costs savings achieved thereto, to be in the best interests of the Company, its employees and its shareholders.

Information regarding the Company will continue to be available at the following website: http://fnds3000.com

About FNDS3000 Corp

Headquartered in the U.S. with operations in South Africa, FNDS3000 Corp is engaged in executing a series of international growth initiatives designed to position the Company as a player in the fastest growing payment card segment: prepaid cards. Given that 40% of the adult population in South Africa is currently unbanked or underbanked, FNDS3000’s initial focus has concentrated on offering tailored prepaid card programs and services to business customers in this developing prepaid market, including network branded and closed loop programs that support employee payroll, insurance, medical aid, gift cards, prepaid cellular charges and small-scale international transfer of funds. The Company provides these programs and services through a proven, proprietary U.S. processing platform that has been designed for international and cross border capability. For more information, please visit http://fnds3000.com

Forward Looking Statements

Matters discussed in this press release contain forward-looking statements. Investors are cautioned that such forward looking statements involve risk and uncertainties, which could significantly impact the actual results, performance, or achievements of the Company. Such risks and uncertainties include, but are not limited to, the potential loss of our relationships with each of the parties that sponsor our cards and banks that manufacture, issue, and own the cards; the loss of our service providers; security breaches of our electronic information; the inability to raise sufficient capital to fund its operations; and other risks as may be detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise its forward looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.